Exhibit 99.1

Leap Contacts: Greg Lund, Media Relations 858-882-9105 glund@leapwireless.com Amy Wakeham, Investor Relations 858-882-9876 awakeham@leapwireless.com

Leap Wireless Issues Statement Regarding Renewal of Shelf Registration Statement

SAN DIEGO – March 5, 2012 – Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today issued the following statement regarding a shelf registration statement that Leap filed with the Securities and Exchange Commission on March 2, 2012, which replaces and updates an earlier registration statement and would permit funds affiliated with MHR Fund Management LLC (MHR) to sell Leap shares should they wish to do so in the future:

“The MHR funds have informed Leap that they have no current intention to sell the shares that are being registered. Leap is required to register the shares under the terms of a registration rights agreement previously entered into by the parties. Leap has routinely filed similar shelf registration statements for MHR from time to time, and the registration statement filed on Friday would replace and update an earlier registration statement which was scheduled to expire on March 4, 2012.”

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The registration statement is available without charge on the website of the Securities and Exchange Commission at www.sec.gov and may also be obtained from Leap, Attn: Investor Relations, 5887 Copley Drive, San Diego, California 92111. You are encouraged to read the entire registration statement, and the documents incorporated by reference therein, carefully.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 of the Securities Act of 1933, as amended.

Leap Wireless Issues Statement Regarding Renewal of Shelf Registration Statement

About Leap

Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.